UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2014

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1230 Peachtree Street, NE, Suite 600

Atlanta, GA 30309

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (404) 446-2052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On November 21, 2014, Streamline Health Solutions, Inc. (the “Company”) and its subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, N.A., as administrative agent, and other lender parties thereto.  Pursuant to the Credit Agreement, the lenders agreed to provide the Company’s primary operating subsidiary with a $10 million senior term loan and a $5 million revolving line of credit.  Amounts outstanding under the Credit Agreement bear interest at variable rates depending on the Company’s election, either at a base rate or at LIBOR, in each case, plus an applicable margin.  Subject to the Company’s leverage ratio, the applicable base rate margin will vary from 3.25% to 4.25% and the applicable LIBOR rate margin will vary from 4.25% to 5.25%.  In addition, the Company also will be required to pay customary fees and expenses.  At closing, the Company repaid indebtedness under its prior credit facility using approximately $7.4 million of the proceeds provided by the term loan.  The prior credit facility was terminated concurrent with the entry of the Credit Agreement.

The term loan and line of credit mature on November 21, 2019 and provide support for working capital, capital expenditures and other general corporate purposes, including permitted acquisitions. Amounts outstanding under the Credit Agreement are limited to a percentage of the Company’s maintenance, support term license, hosting, and subscription revenues for the preceding 12 months.  The term loan and line of credit have been guaranteed by the Company and its other subsidiaries and are secured by substantially all of the assets of the Company and its subsidiaries.  The Credit Agreement includes customary financial covenants, including the requirement that the Company maintain minimum liquidity of $5 million and the requirement that the Company achieve certain minimum EBITDA levels.  The Credit Agreement also includes negative covenants limiting, subject to exceptions, certain liens, indebtedness, investments, acquisitions, dispositions of assets, restricted payments and the business activities of the Company, as well as customary representations and warranties, affirmative covenants and events of default, including cross defaults and a change of control default.

This description is a summary and is qualified in its entirety by reference to the Credit Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending January 31, 2015.

Certain of the lenders under the Credit Agreement and their affiliates have provided and may continue to provide investment banking, commercial banking, financial services, or other services to the Company and its affiliates.  For these services, the Company paid, and in the future may pay, these lenders and their affiliates customary fees and commissions.

Item 1.02.                                        Termination of a Material Definitive Agreement.

Concurrently with entering into the Credit Agreement, on November 21, 2014, the Company terminated the Amended and Restated Senior Credit Agreement, dated December 13, 2013, as subsequently amended, between the Company and Fifth Third Bank and the Subordinated Credit Agreement, dated December 7, 2011, as subsequently amended, between the Company and Fifth Third Bank.  The Amended and Restated Senior Credit Agreement and

Subordinated Credit Agreement with Fifth Third Bank were scheduled to expire on December 1, 2018 and December 1, 2015, respectively. Proceeds from the term loan under the new Credit Agreement were used to repay in full all amounts outstanding under the terminated credit agreements.

Fifth Third Bank and its affiliates have provided and may continue to provide investment banking, commercial banking, financial services, or other services to the Company and its affiliates.  For these services, the Company paid, and in the future may pay, Fifth Third Bank and its affiliates customary fees and commissions.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01.                                        Regulation FD Disclosure.

On November 24, 2014, the Company issued a press release announcing its entry into the Credit Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 7.01, as well as Exhibit 99.1 referenced herein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, unless the Company expressly so incorporates such information by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)  Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

99.1	Press release, dated November 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.

Date: November 25, 2014	By:	/s/ Jack W. Kennedy Jr.
Name: Jack W. Kennedy Jr.
Title: Senior Vice President & Chief Legal Counsel

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

99.1	Press release, dated November 24, 2014.